Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-87210 of Premcor Inc. on Form S-8 of our report dated February 20, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in 2002 in its method of accounting for stock based compensation issued to employees as discussed in Note 2 to those 2003 consolidated financial statements) appearing in the Annual Report on Form 10-K of Premcor Inc. for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Stamford, Connecticut May 26, 2004